Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into this 21st day of February 2007, by and between PLACER SIERRA BANCSHARES (the “Company”) and DAVID E. HOOSTON (the “Executive”).

WHEREAS, the Executive and the Company (previously known as “First California Bancshares”) entered into an Employment Agreement, dated January 1, 2003, as amended by amendments dated October 28, 2003, January 1, 2004 and October 26, 2004 (collectively, the “Agreement”); and

WHEREAS, Section 4 of the Agreement sets forth the Company’s potential obligations upon the termination of the Executive’s employment with the Company; and

WHEREAS, the Executive and the Company have agreed to amend the Agreement as set forth in this Amendment in order to provide for payments to be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and guidance thereunder, which section was added to the Code by the American Jobs Creation Act of 2004; and

WHEREAS, Section 17(d) of the Agreement provides that the Agreement may be amended only by a writing signed by the parties.

NOW THEREFORE, the Executive and the Company agree as follows:

1. A new Subsection (f) entitled “Timing of Payment” is added to Section 4 of the Agreement, to read as set forth below:

(f) Timing of Payment. Notwithstanding anything to the contrary in this Agreement, if any amount payable hereunder is considered to be compensation deferred under a “nonqualified deferred compensation plan” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and if Executive is deemed to be a “specified employee” as defined for purposes of Section 409A, then, to the extent necessary to comply with Section 409A, any such amount due under this Agreement in connection with a termination of Executive’s employment that otherwise would be payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A, the Company makes no guarantee as to the income tax treatment under Section 409A of any payments made or benefits provided under this Agreement.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

PLACER SIERRA BANCSHARES

By: /s/ Frank J. Mercardante	/s/ David E. Hooston
Frank J. Mercardante Chief Executive Officer	DAVID E. HOOSTON

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